Exhibit 5.1

910 Louisiana Houston, Texas 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO Singapore WASHINGTON

March 13, 2024

Coterra Energy Inc.

Three Memorial City Plaza

840 Gessner Road, Suite 1400

Houston, Texas 77024

Ladies and Gentlemen:

Coterra Energy Inc., a Delaware corporation (the “Company”), has requested that we render the opinion expressed below in connection with the Company’s offering of $500,000,000 aggregate principal amount of the Company’s 5.60% Senior Notes due 2034 (the “Notes”) pursuant to the Registration Statement on Form S-3ASR (Registration No. 333-264652) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 4, 2022 under the Securities Act of 1933, as amended (the “1933 Act”), which relates to the offering and sale of various securities from time to time pursuant to Rule 415 under the 1933 Act.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date; (ii) the Indenture, dated as of October 7, 2021 (the “Base Indenture”), between the Company, as issuer, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented and amended by the Second Supplemental Indenture dated as of the date hereof between the Company, as issuer, and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”); (iii) the prospectus dated May 4, 2022 forming a part of the Registration Statement and the prospectus supplement dated February 28, 2024 that the Company prepared and filed with the Commission on March 1, 2024 pursuant to Rule 424(b)(2) under the 1933 Act (together, the “Prospectus”); (iv) the Underwriting Agreement dated February 28, 2024 (the “Underwriting Agreement”), by and among the Company and J.P. Morgan Securities LLC, TD Securities (USA) LLC, Wells Fargo Securities, LLC and BofA Securities, Inc., as representatives of the several underwriters named in Schedule 1 thereto (collectively, the “Underwriters”), relating to the offering and sale of the Notes; and (v) corporate records of the Company, including certain resolutions of the Board of Directors of the Company and committees thereof, as furnished to us by the Company, and certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinion hereinafter expressed. In giving such opinion, we have relied, without independent investigation or verification, upon certificates, statements or other representations of officers and other representatives of the Company and of governmental and public officials with respect to the accuracy of the material factual matters contained in or covered by such certificates, statements or representations. In giving the opinion expressed below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true, correct and complete copies of the originals thereof and that all information submitted to us was and remains accurate and complete. We have also assumed the Indenture has been duly authorized, executed and delivered by the Trustee and represents a valid and legally binding obligation of the Trustee. In connection with this opinion letter, we have assumed that the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

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On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Notes, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, by general equitable principles and public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by any implied covenants of good faith and fair dealing.

The opinion set forth above is limited in all respects to matters of the contract law of the State of New York and the General Corporation Law of the State of Delaware, each as in effect as of the date hereof.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K reporting the offering of the Notes. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.